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                                    EXHIBIT 10.2



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[LOGO/LETTERHEAD
CELx CORPORATION]


                                                            June 21, 1994




Harvey Hoyt, M.D.
4142 118th Avenue, N.E.
Kirkland, WA  98033

Dear Harvey:

      I am pleased to offer you the position of President and Chief Executive Officer and Director of CELx Corporation. As we have discussed, your principal areas of responsibility would include funding and developing the business in accordance to the business plan. In addition, you would be required to support certain of IMRE's business development activities, corporate funding efforts, and medical and scientific study support in the near term. You would also participate in meetings of the Board of Directors as well as other corporate matters as requested by Frank R. Jones, Ph.D., Chairman and Chief Executive Officer of IMRE and Chairman of CELx. In the event that CELx does not complete its funding requirements within six months, we will re-evaluate this position.

     The effective starting date for this position would be July 1, 1994.

     Compensation for this position would include an annualized salary of $175,000 paid on a semi-monthly basis. Due to the cash requirements of the business for the first 12 months, $15,000 of the compensation will be deferred and payable upon exercising a five-year incentive stock option for 15,000 shares of CELx common stock at an exercise price of $1.00 per share. These options are exercisable on your date of employment, but no deferred payment will be made by CELx for a minimum of one year following your employment date.

     In addition, you would be eligible to receive a 25% performance based incentive compensation annually. The incentive compensation will be based on achieving milestones set annually by the CELx Board of Directors. The payment of such bonus would terminate if you left CELx at anytime during a calendar year prior to the annual awarding of the incentive bonus.

     Due to the cash requirements of the business, a five-year incentive stock option for 45,000 shares of CELx common stock at an exercise price of $1.00 per share will be granted in lieu of the first year's cash bonus payout. This option is exercisable 12 months after your employment date. Should you leave the Company prior to the 12-month period, the stock option would terminate.


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Harvey Hoyt, M.D.                                                 Page 2 of 2
June 21, 1994

     Compensation will also include a ten-year incentive stock option for 125,000 shares of CELx common stock at an exercise price of $2.00 per share. The option would be exercisable as to 31,250 shares on your date of hire, as to an additional 31,250 shares upon one year of continuous employment on the anniversary of your date of hire, as to an additional 31,250 shares upon two years of continuous employment on the anniversary of your date of hire, and as to the final 31,250 shares upon three years of continuous employment on the anniversary of your date of hire.

     You would participate in the Company's standard employee benefit package. The Company would also give you a six-month notice of termination of employment.

     I believe that there is an opportunity to work together to build an exciting business which will not only be commercially successful in its own right, but will also contribute to the increased visibility and commercial value of IMRE Corporation's products.

     With best regards, I remain

                                    Sincerely yours,



                                    /s/ FRANK R. JONES
                                    Frank R. Jones, Ph.D.
                                    Chairman and
                                    Chief Executive Officer
FRJ/sma

    Please acknowledge below your acceptance of this offer and return one of the signed copies to me for our records. Retain one of the originals for your files.


Accepted:

/s/ HARVEY J. HOYT                                    6/24/94
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  Harvey J. Hoyt, M.D.                                 Date